Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                   Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]


Check the appropriate box:
[ ]   Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive proxy statement
[X]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-12

                       EVERTRUST FINANCIAL GROUP, INC.
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             (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
[ ]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

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(2)   Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[X]   Fee paid previously with preliminary materials:
             $24,707
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[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(4)  Date filed:

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September 22, 2004


Dear Fellow Shareholder:

Enclosed is supplemental proxy information that outlines additional material regarding the proposed agreement and plan of merger with KeyCorp.

To ensure all shareholders have the opportunity to consider this additional information we will be adjourning the special meeting that is being held on September 23, 2004 and intend to reconvene on October 11, 2004. The reconvened meeting will be held at the Monte Cristo Ballroom, located 1507 Wall Street, Everett, Washington, at 9:00 a.m. local time.

The information will not change the cash payment of $25.6016 payable to EverTrust shareholders under the merger agreement.

If you have already voted in person or by proxy and do not wish to change your vote, you do not need to do anything further. Your previous vote will remain in effect.

If you wish to change your vote, or have not yet voted your shares, please follow the instructions on the proxy card. Please remember - if you have already voted and do not wish to change your vote, you do not need to do anything further. In such case, you should not resubmit a new proxy card.

The Board of Directors has unanimously adopted the merger agreement and recommends that you vote FOR the approval of the merger agreement. EverTrust staff members are working closely with Key personnel, working hard to ensure a smooth transition for our customers. We have received all regulatory approvals and look forward to proceeding with this proposed merger. If you have any questions about this material please contact Brad Ogura (425/258-0380 or Ogura@EverTrustFinancial.com).


Sincerely,

/s/ Michael B. Hansen

Michael B. Hansen
President and Chief Executive Officer

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This supplement to the proxy statement of EverTrust Financial Group, dated
August 20, 2004, will be sent on or about September 22, 2004 to beneficial holders of EverTrust common stock as of August 13, 2004.



                         EVERTRUST FINANCIAL GROUP

                    Supplement To Proxy Statement of
                            August 20, 2004



          As previously disclosed in our Current Report on Form 8-K, dated August 24, 2004, Freeport Partners LLC filed an action against EverTrust and its directors as well as KeyCorp, our proposed merger partner. Although we continue to deny the allegations in such action, on September 21, 2004, we entered into a settlement agreement with the plaintiffs, which is subject to court approval, that we believe to be in the best interests of EverTrust, KeyCorp and our respective shareholders. The settlement agreement, among other things, provides that the merger agreement shall be amended to reduce the termination fee that is payable by EverTrust under the circumstances described on page 30 of the Proxy Statement, dated August 20, 2004 (the "Proxy Statement"), that was circulated to EverTrust shareholders in connection with the special meeting of shareholders scheduled for September 23, 2004, from $9.75 million to $7.8 million. The settlement agreement does not affect the consideration to be received by EverTrust shareholders under the merger agreement. In addition, while we believe that no additional disclosure is required, we have agreed to revise the discussion of the "Background of the Merger" which appears on pages 9 through 11 of the Proxy Statement. The special meeting is still scheduled for September 23, 2004, at which time we expect to adjourn the meeting until October 11, 2004 to provide you with additional time to review the information included in this supplement and, to the extent appropriate, to vote, change your vote or revoke your vote to approve the merger agreement. Please note that this supplement should be read in conjunction with the Proxy Statement and the Notice of Special Meeting of Shareholders that we distributed with the Proxy Statement. If you have questions about the special meeting or the merger after reading this supplement to the Proxy Statement, you should contact Brad Ogura at EverTrust Financial Group, Inc., 2707 Colby Avenue, Suite 600, Everett, Washington 98201, telephone: (425) 258-3645 or e-mail: Ogura@EverTrustFinancial.com.

          The revised version of the text appears below:


     Background of the Merger

          The Board of Directors and management have periodically reviewed and discussed the strategic direction, performance and prospects of EverTrust. In light of several factors, including the need to diversify revenue sources from

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     EverTrust's roots as a fixed-rate residential mortgage lender, the necessity of being able to provide stock-based compensation to key employees and the ability to offer wealth management services, EverTrust determined to convert from the mutual to stock form in the late 1990s. Since EverTrust's conversion in 1999 from mutual to stock form, management undertook to disclose to shareholders the challenges that would lie ahead as a result of overcapitalization and the need for aggressive capital planning, with a particular emphasis on stock repurchases.

          In 2000, the Board of Directors and management concluded that EverTrust needed to make a significant investment in the technology necessary to allow it to compete with larger regional and national banks and money managers for high deposit prospects, and incur as part of this investment costs of related additional employee training. This investment contributed substantially to EverTrust's value; however, it also occupied management's time and energy and detracted from EverTrust's goal of becoming a diversified financial services company in its five-year long range plan. Management re-directed its focus and in 2001, commercial real estate lending, private banking and asset management lines of business had been formed and were beginning to mature. These high revenue businesses began to absorb the recent infrastructure costs. At the same time, the capital plan was progressing only as a result of stock repurchases while EverTrust's stock was trading at a discount to book value. The newly-formed commercial mortgage banking group immediately contributed to the vital strategy of achieving high levels of noninterest income, and also provided a new asset/liability and interest rate risk management tool.

          In fiscal 2001 and 2002, EverTrust repurchased significant amounts of its stock, reducing its capital ratio from nearly 20.0% at March 31, 2001 to 13.7% at March 31, 2002. Significant additional repurchases were limited after this period, as the stock price increased beyond projections, thereby eliminating any discount to book value. The Board of Directors and management determined to change the emphasis of the capital plan to achieve a lower capital level, which later proved to be not possible during the term of the five-year long range plan. As a result of the increase in the stock price, EverTrust increased its focus on the value of the stock in relation to earnings. In its 2003 annual report to shareholders, management disclosed in a detailed fashion four measurements of progress and three specific peer groups in EverTrust's three major lines of business to enable shareholders to observe its performance. The second and third quarters of fiscal year 2004 yielded results below earnings per share expectations as a result of unusual amounts of loan payoffs. When combined with increased market concerns regarding bank stocks because of the potential adverse effect of rising interest rates on interest markets, the market price of EverTrust's stock declined 25%.

          The Board of Directors held a regular meeting on January 26, 2004. At this meeting, the Board discussed the capital plan. Management informed the Board that the Securities and Exchange Commission ("SEC") had recently changed the safe harbor provisions regarding stock repurchases, limiting

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     EverTrust's ability to make repurchases.  The Board decided to invite
     Keefe, Bruyette & Woods to its upcoming annual Board retreat in March 2004 to make a presentation, and to review and discuss strategic options. The Board had not previously explored other alternatives in a serious manner because it had determined that EverTrust's initial capital plan needed a reasonable amount of time to succeed.

          Later in January 2004, a member of the Board was contacted by an investment banker to discuss a potential merger with another financial institution ("Bank A"). Members of the Board met with the investment banker in early February for an informational meeting. Nothing further came of these discussions until after the EverTrust annual Board retreat.

          The Board of Directors held its annual retreat on March 10 through March 12, 2004, discussing numerous topics, including strategic alternatives for EverTrust. Management presented the business plan and strategic focus for EverTrust Bank. After considerable discussion, the Board instructed management to make minor modifications to the business plan as presented, relating to certain management assumptions used therein, but more importantly, the Board directed management to fully implement the business plan.

          Keefe, Bruyette & Woods then presented its preliminary findings, addressing the Board's responsibility to the shareholders, EverTrust's over-capitalized position, the failure to meet current performance expectations and the concern about projected performance in an increasing interest rate market. Keefe, Bruyette & Woods presented some examples of possible scenarios for EverTrust. These included that EverTrust: acquire another financial institution; engage in a merger of equals; be acquired by a larger financial institution; and operate under EverTrust's strategic plan. Because Keefe, Bruyette & Woods had familiarity with EverTrust and its business, having acted in connection with our mutual-to-stock conversion in 1999, the Board decided to formally retain Keefe, Bruyette & Woods to solicit expressions of interest from other financial institutions regarding a strategic alliance, including both purchase and sale transactions. The Board appointed a Strategic Planning Committee, consisting of Messrs. Collins, Gaffney and Mills, to ensure confidentiality. The Committee was given the responsibility of exploring strategic options with Keefe, Bruyette & Woods, and communication with the full Board and senior management.

          The Board determined to proceed along these two paths: Keefe, Bruyette & Woods would explore strategic options, while management of EverTrust would create a new long-term capital plan for EverTrust based on the current and prospective business environment and financial services landscape. The Board's rationale for determining to proceed along two paths was that it did not want to distract management from the day-to-day operating of EverTrust; the Board also had not at that time made a firm decision to sell EverTrust and wanted to explore all possible options, one of which was to continue EverTrust as an independent

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     institution.  Shortly thereafter, the Board notified its legal counsel,
     Breyer & Associates PC, that the Committee had been formed and that Keefe, Bruyette & Woods would be retained. Keefe, Bruyette & Woods acted as EverTrust's sole financial advisor during the process of exploring alternatives and the proposed merger that arose from that process. In early May 2004 and again in June 2004, Keefe, Bruyette & Woods had a proprietary short position in KeyCorp common stock when traders established such positions with no knowledge of Keefe, Bruyette & Woods' investment banking activities with respect to the proposed merger. Those positions were subsequently closed out in accordance with Keefe, Bruyette & Woods' firm procedures. Keefe, Bruyette & Woods at the time of the engagement did not have a material business relationship with KeyCorp and has not entered into any such relationship since that time.

          In mid-March, Mr. Gaffney, a member of the Board of Directors was contacted by another financial institution ("Bank B"), which is a large west-coast based bank holding company, that wanted to meet with EverTrust. It was determined that a member of the merger and acquisitions group of Bank B would contact a member of EverTrust's Board of Directors. On March 18, 2004, Bank B contacted the Board member and began preparing a confidentiality agreement.

          Later in March, members of the Committee met with Bank A, which is a bank holding company that provides private banking, investment management and financial planning services in various regions throughout the United States, to discuss a potential merger. Bank A expressed its interest and, while general terms were discussed, the discussions did not proceed to the point that a possible price was discussed. While Keefe Bruyette & Woods was preparing information regarding EverTrust for distribution to other financial institutions that might be interested in considering a strategic alliance with EverTrust, discussions with Bank A continued through late March and into early April, and a confidentiality agreement was entered into. As discussions with Bank A proceeded, it became apparent that the parties would not be able to agree on certain terms, and EverTrust and Bank A mutually agreed not to proceed. We believe that, at least in part, Bank A had concluded that it may have difficulty obtaining regulatory approval to acquire EverTrust. EverTrust did not receive an indication of interest from Bank A.

          With the approval of the Strategic Planning Committee, Keefe, Bruyette & Woods contacted seven potential merger parties in mid-April. Keefe, Bruyette & Woods presented the Committee with a list of financial institutions to consider for a strategic alliance, including KeyCorp and Bank B. The Committee approved the list, and instructed Keefe, Bruyette & Woods to obtain confidentiality agreements from these institutions. These parties were selected based on our belief that they could pay a reasonable premium and included, in addition to KeyCorp, another super-regional bank holding company as well as several large regional and smaller bank holding companies. On April 22 and 23, 2004, the Committee and KeyCorp negotiated a confidentiality agreement, which was

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     finalized on April 26, 2004.  Also during April, confidentiality agreements with Bank B (which is one of the seven banks included in the above list), as well as three other banks on the list, were extensively negotiated and eventually signed.

          In early May 2004, Keefe, Bruyette & Woods received unsolicited expressions of interest from four regional financial institutions. The Committee determined that three of these institutions were not viable acquirors because they were not viewed as having the ability to pay a reasonable premium, but allowed one institution, Bank C, the opportunity to prepare a proposal. In the meantime, the Committee was having continuing discussions with KeyCorp, which presented an offer on May 21, 2004. Key Corp initially offered cash and stock consideration in the aggregate range of $180.0 million to $195.0 million, or approximately $23.79 to $25.67 per share. The full Board was then apprised of the potential merger transaction.

          EverTrust also received an offer from Bank B on May 21, 2004. The offer was for aggregate consideration of $160.5 million in an all stock transaction. On May 23, 2004 the Strategic Planning Committee apprised the full Board of Directors of the indications of interest that had been received and authorized Keefe, Bruyette & Woods to contact KeyCorp and inform them the Committee was prepared to negotiate with them exclusively if KeyCorp was prepared to proceed at the top end of its proposed price range. KeyCorp agreed to the terms and KeyCorp and EverTrust scheduled on-site due diligence at EverTrust to be held during the first week in June. Keefe, Bruyette & Woods also continued conversations with Bank B prior to EverTrust agreeing to work exclusively with KeyCorp. However, no response was received from Bank B once they had been told that an increase in their offer would be necessary to remain in negotiations. On May 26, 2004, EverTrust received a proposal from Bank C, which was communicated to the full Board on June 1, 2004. Bank C proposed alternative transactions for EverTrust's consideration. The first was an aggregate offer of approximately $143.8 million, or a per share price of $19.25, in an all stock transaction. The second alternative included aggregate consideration of $153.7 million, or $20.00 per share, of which 80% would be paid in Bank C's stock and 20% would be paid in cash. Bank C's proposal was rejected because it was not comparable to KeyCorp's offer, offering lower consideration than the offers from both KeyCorp and Bank B.

          On May 26, 2004, senior members of KeyCorp's management met with EverTrust management and several members of the Board of Directors (including Messrs. Hansen, Deller, Mitchell, Collins, Gaffney and Mills and Ms. Christenson) in Washington State. In anticipation of on-site due diligence, KeyCorp requested that various materials be provided in advance. These materials were provided by EverTrust and KeyCorp personnel performed due diligence, as scheduled, during the first week in June. During this on-site due diligence, KeyCorp was provided access to management, review of internal files and papers and other relevant information requested.

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          Thereafter, the Strategic Planning Committee met on June 9, 2004 and
     had a teleconference with KeyCorp personnel, during which KeyCorp confirmed the pricing at $195.0 million, or $25.665 per share, in a cash and stock combination and addressed several other business points such as the termination fee, termination rights, indemnification and other relevant issues. The Committee decided to proceed with on-site diligence at KeyCorp. Drafts of a merger agreement were circulated on June 10 and 13, 2004. The Committee, Mr. Hansen and EverTrust's financial and legal advisors met with KeyCorp at their offices in Cleveland, Ohio on June 14 and 15, 2004 and conducted due diligence. During EverTrust's due diligence of KeyCorp, discussions continued between the parties regarding deal price protection for the stock component of the transaction. In the end, the parties agreed instead on an all cash transaction at the $25.665 per share price previously proposed. In an all cash transaction, there would be no exposure for EverTrust's shareholders to fluctuations in KeyCorp's share price.

          The Committee informed the full Board of the status of negotiations on June 17, 2004 and a draft of the merger agreement was circulated to the Board the following day. On June 21, 2004, the Board of Directors met with Keefe, Bruyette & Woods and Breyer & Associates PC. Breyer & Associates discussed with the Board the legal standards applicable to its decisions and actions regarding the proposed transaction and reviewed the legal terms of the proposed merger agreement. Negotiations continued throughout the week concerning outstanding issues, regarding the retention of certain key executives, severance arrangements and other expenses in connection with the proposed merger. In order to allow primarily for payment of the $500,000 to Mr. Nall, as described in the Proxy Statement, to induce Mr. Nall to sign a retention agreement with KeyCorp (the signing of which was a condition to KeyCorp's entering into the merger agreement), the merger consideration was reduced to $25.6016 per share. At the Board meeting held on June 24, 2004, Keefe, Bruyette & Woods opined that the merger consideration was fair, from a financial point of view, to EverTrust's shareholders and the definitive merger agreement was signed.

          While no directors of EverTrust have entered into employment, consultation or other agreements with KeyCorp or EverTrust that provide for such director's retention or continued employment, following the entering into of the merger agreement, Messrs. Collins, Gaffney and Mills were offered the opportunity to apply for advisory positions on the regional advisory board to the District President of KeyBank National Association's Seattle-Cascades district.

          During the time period covered above, EverTrust has not had any other specific discussions regarding indications of interest, proposals or offers regarding strategic transactions or combinations.

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          In addition, Freeport has requested that we modify the Proxy
     Statement text to disclose the value to be received by executive officers and directors with respect to acceleration of unvested stock options.
     The options held by Messrs. Hansen, Deller, Nall and Mitchell, Ms. Christenson and non-employee directors as a group, will vest in full and be cancelled in exchange for the right to receive the cash payment, of approximately $4.7 million, $2.1 million, $360,000, $1.6 million, $1.2 million and $5.6 million, respectively. All of those amounts are related to options that had already vested, other than approximately $41,000 of the $360,000 cash payment related to Mr. Nall's options and approximately $553,000 of the $5.6 million cash payment related to the options of the non-employee directors as a group which are related to the acceleration of unvested options. All stock option holders consented to cancellation of their options and, therefore, no KeyCorp options will be issued in exchange for EverTrust options. Please see page 21 of the Proxy Statement for a further description of this topic.

          Freeport has also requested that we modify the Proxy Statement text to disclose the amounts that each officer and/or director will receive as a result of employment agreements he or she currently has with EverTrust. Those amounts are disclosed on pages 20-21 of the Proxy Statement. No directors, other than Mr. Deller, have employment agreements with EverTrust.

          The special meeting of shareholders for consideration of the proposed merger is scheduled to be held on September 23, 2004. We expect to adjourn the special meeting until October 11, 2004 to provide you with additional time to review the information included in this supplement and, to the extent appropriate, to vote, change your vote or revoke your vote to approve the merger agreement. Detailed information about attending the special meeting, voting by proxy and revoking your proxy is included in the Proxy Statement on pages 7 through 8. If you have questions about the special meeting or the merger after reading this supplement to the Proxy Statement, you should contact Brad Ogura at EverTrust Financial Group, Inc., 2707 Colby Avenue, Suite 600, Everett, Washington 98201, telephone: (425) 258-3645 or e-mail:
     Ogura@EverTrustFinancial.com.

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